Exhibit 2.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

21 November 2016

ROWAN REX LIMITED AND SAUDI ARAMCO DEVELOPMENT COMPANY

ROWAN ASSET TRANSFER AND CONTRIBUTION AGREEMENT related to Saudi Aramco Rowan Drilling Company

Exhibit 2.1

TABLE OF CONTENTS
Clause    Page

1.	DEFINITIONS AND INTERPRETATION 1

2.	CONTRIBUTION OF ASSETS 11

3.	CONDITIONS TO ASSET CONTRIBUTION CLOSING 11

4.	ASSET CONTRIBUTION CLOSING 12

5.	LOSS OF OR DELAYS IN CONTRIBUTING A RIG 15

6.	CONTRACTS 19

7.	INDEMNITIES 19

8.	EMPLOYEES 22

9.	RETENTION AND TRANSFER OF TITLE, RISK OF LOSS 22

10.	PROVISION OF CERTAIN INFORMATION 22

11.	WARRANTIES 22

12.	CONFIDENTIALITY AND ANNOUNCEMENTS 24

13.	FURTHER ASSURANCE 25

14.	ENTIRE AGREEMENT; REMEDIES; AND LIMITATION OF LIABILITY 26

15.	WAIVER AND VARIATION 26

16.	INVALIDITY 26

17.	NOTICES 27

18.	COSTS 28

19.	NO SET-OFF 28

20.	COUNTERPARTS 28

21.	ENGLISH LANGUAGE 28

22.	TERMINATION AND SURVIVAL 28

23.	NO PARTNERSHIP OR AGENCY 28

24.	FORCE MAJEURE EVENTS 28

25.	COMPLIANCE WITH APPLICABLE LAWS 30

26.	GOVERNING LAW AND JURISDICTION 30

SCHEDULE 1	29
Valuation of Asset Contribution

SCHEDULE 2	32
Assets
NON-RIG INVENTORY

SCHEDULE 3	34

Exhibit 2.1

PERMITTED LIENS

SCHEDULE 4	35
SCA SURVEY PROCEDURES

SCHEDULE 5	42
DELIVERY DOCUMENTS

SCHEDULE 6	43
FORM OF NOTE

SCHEDULE 7	45
CONTRACTS

SCHEDULE 8	46
FORM OF AGREEMENT OF ADHERENCE

SCHEDULE 9	48
FORM OF ROWAN’S CLOSING CERTIFICATE
SECRETARY’S CERTIFICATE

SCHEDULE 10	51
FORM OF SAUDI ARAMCO (NON-CONTRIBUTING) CLOSING CERTIFICATE
SECRETARY’S CERTIFICATE

SCHEDULE 11	54
FORM OF COMPANY CLOSING CERTIFICATE
SECRETARY’S CERTIFICATE

SCHEDULE 12	57
FORM OF JOINT CERTIFICATE OF ASSET CONTRIBUTION CLOSING
LIST OF CONTRIBUTED ASSETS

SCHEDULE 13	60
SPECIFICATIONS

Exhibit 2.1

THIS AGREEMENT is made on 21 November 2016
BETWEEN

(1)	ROWAN REX LIMITED, a limited company duly organised and existing under the laws of the British Overseas Territory of the Cayman Islands (“Rowan”); and

(2)
SAUDI ARAMCO DEVELOPMENT COMPANY, a limited liability company incorporated and registered in the Kingdom with commercial registration number 2052002216 and with its registered office at P.O. Box 500, Dhahran, 3131, the Kingdom (“Saudi Aramco”),

(Rowan and Saudi Aramco, together, the “Shareholders”)
WHEREAS

(A)
The Shareholders intend to form the Company as a 50/50 joint venture to own, operate and manage offshore drilling rigs in The Kingdom and provide services as a contracting company in accordance with the rules and requirements of the Saudi Arabian foreign investment regulations.

(B)	Following formation of the Company, the Company shall accede to this Agreement.

(C)
Rowan owns certain offshore drilling rigs and has agreed to contribute such rigs, together with certain related inventory and related assets, to the Company on certain dates at the applicable values set forth in and determined in accordance with Schedule 1 (Valuation of Asset Contribution).

(D)
Rowan, being the legal and beneficial owner of all the Assets, wishes to enter into this Agreement, and subject to the terms hereof, to contribute, transfer and deliver to the Company, each of the Assets on the applicable Asset Contribution Dates as is required to cover the full applicable Asset Contribution Value. In consideration for the contribution of the Assets, the Company shall enter into a subordinated shareholder loan agreement with Rowan on the terms set out in the Shareholders’ Agreement, for the issuance of shareholder loans with a face value equal to the full Asset Contribution Value.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:
“Affected Party” has the meaning given in Clause 24.1 (Force Majeure Events);
“Affiliate” means, in relation to any person, any Subsidiary or Ultimate Holding Company of that person and any other Subsidiary of that Ultimate Holding Company, but in relation to Saudi Aramco shall exclude:

(a)
the Government and Government Entities, as well as companies owned by the Government (including The Industrialization and Energy Services Company (TAQA) and the Public Investment Fund (PIF)), provided that, subject to paragraph (b) below, Saudi Arabian Oil Company and companies controlled by Saudi Arabian Oil Company shall be Affiliates of Saudi Aramco; and

(b)	the IK Manufacturing JV (as defined in the Shareholders’ Agreement) and the other joint ventures (and each of their Subsidiaries) to be established by Saudi Aramco (or any of

US-DOCS\80810184.2

Exhibit 2.1

its Affiliates) which relate to (i) onshore drilling services or onshore drilling manufacturing, or (ii) the supply and/or customer chain of the IK Manufacturing JV (as such term is defined in the Shareholders’ Agreement) or the onshore drilling manufacturing joint venture, including offshore and subsea EPCI, casting and forging manufacturing services, engine manufacturing and the energy industrial city;
“Agreement” means this Rowan Asset Transfer and Contribution Agreement;
“Applicable Law” means any decree, law (including Islamic Shari’a), regulation, ministerial resolution or order, implementing regulation, statute, act, ordinance, rule, directive (to the extent having the force of law), order, treaty, code or rule (including with respect to drilling activities), as enacted, issued or promulgated in The Kingdom, or any interpretation thereof, by a Government Entity having jurisdiction over the matter in question;
“Asset Contribution” has the meaning given in Clause 2.2 (Contribution of Assets);
“Asset Contribution Closing Date” means in relation to the relevant Asset, the date on which Closing occurs;
“Asset Contribution Date” means the applicable Asset Contribution date set forth in Schedule 2 (Assets) or, in the case of a Replacement Rig, the date determined in accordance with Clause 5.1, 5.4 or 5.8 (Loss of or Delays in Contributing a Rig) (as applicable);
“Asset Contribution Value” means (as applicable):

(a)
with respect to each of the Rigs and its related Assets (excluding the Non-Rig Inventory), the value of that Rig and its related Assets set out in Part I of Schedule 1 (Valuation of Asset Contribution);

(b)
with respect to a Replacement Rig and its related Assets (excluding the Non-Rig Inventory), the value of the relevant Replacement Rig and its related Assets determined in accordance with Part II of Schedule 1 (Valuation of Asset Contribution); and

(c)	with respect to Non-Rig Inventory, the value of such Non-Rig Inventory determined in accordance with Part II of Schedule 1 (Valuation of Asset Contribution).
“Assets” means:

(a)	the Rigs;

(b)	the Inventory;

(c)	the Contracts; and

(d)	Books and Records,
excluding any existing Intellectual Property, working capital, liabilities, receivables and other similar assets, which shall be retained by Rowan; and for purposes of this Agreement, the “related Assets” of a Rig shall exclude the Non-Rig Inventory;
“Books and Records” means books and records of Rowan relating to the ownership, operation and maintenance of the Rigs, including drawings, operating and testing procedures and instruction manuals;

US-DOCS\80810184.2

Exhibit 2.1

“Business Day” means a day (other than a Friday or Saturday) on which banks in The Kingdom are open for ordinary banking business;
“Claim” means with respect to any person, any and all suits, sanctions, legal proceedings, claims, assessments and judgments made against such person, together with related attorney’s fees;
“Closing” means a closing of an Asset Contribution in accordance with Clause 4 (Asset Contribution Closing);
“Company” means Saudi Aramco Rowan Drilling Company, a limited liability company to be incorporated in The Kingdom by the Shareholders in accordance with the terms of the Shareholders’ Agreement;
“Company Group” has the meaning given in Clause 7.1 (Indemnities);
“Conditions” has the meaning given in Clause 3 (Conditions to Asset Contribution Closing);
“Confidential Information” has the meaning given in Clause 12.1 (Confidentiality and Announcements);
“Consequential Damages” means special, indirect or consequential damages as construed by Applicable Law as well as all of the following regardless of whether such are construed as special, indirect or consequential damages or as direct damages under Applicable Law: loss or deferment of production, business interruption, loss or deferment of revenue, lost or wasted overhead, loss of or anticipated loss of or failure to obtain any contract, and failure, deferment or inability to produce, process, use, take delivery of, transport or deliver or delay or interruption in producing, processing, using, taking delivery of, transporting or delivering hydrocarbons; provided that (for the avoidance of doubt) Rowan’s express payment obligations under this Agreement are not intended to fall within this definition;
“Contracts” means, in respect of any Asset, the contracts and agreements set forth in Schedule 7 (Contracts) related to or associated with such Asset;
“Contribution SCA” has the meaning given in Clause 3.1 (Conditions to Asset Contribution Closing);
“Delayed Asset Contribution Date” has the meaning given in Clause 5.6 (Loss of or Delays in Contributing a Rig);
“Dispute” has the meaning given in Clause 26.3 (Governing Law and Jurisdiction);
“Employee Matters Agreement” means the employee matters agreement to be entered into among Saudi Aramco, Rowan and the Company;
“Employees” means those individuals employed by Rowan or its Affiliates which on the first Closing are assigned to the Rigs;
“Event of Loss” means, in respect of any Rig, an event of effective or constructive total loss;
“Execution Date” means the date of this Agreement first written above;
“Force Majeure Event” has the meaning given in Clause 24.2 (Force Majeure Events);
“Government” means the government of The Kingdom;

US-DOCS\80810184.2

Exhibit 2.1

“Government Entity” means any ministry, agency, court, regulatory or other authority or institution of the Government;
“Holding Company” shall have the meaning given in Clause 1.2(a) (Definitions and Interpretation)
“Hull Degradation” means any wear and tear with respect to preload tanks, hull condition and voids as such conditions would be required to be maintained by the relevant classification society pursuant to an SPS;
“Indemnified Group” has the meaning given in Clause 7.4 (Indemnities);
“Indemnified Party” has the meaning given in Clause 7.4 (Indemnities);
“Indemnifying Party” has the meaning given in Clause 7.4 (Indemnities);
“Initial SCA” has the meaning given in Clause 2.4;
“Intellectual Property” means patents, rights to inventions, copyright and related rights, trade marks, business names and domain names, goodwill and the right to sue for passing off, rights in designs, database rights, rights to use, and protect the confidentiality of, Confidential Information (including know-how), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted renewals or extensions of, and rights to claim priority from, such rights, and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;
“Inventory” means consumable stock and spare parts, tubulars (drill pipe, drill collars and heavyweight drill pipe) and spare capitalized assets which are used to support the Rigs and includes, as applicable, the Non-Rig Inventory;
“Inventory Cut-Off Date” means the date that is fourteen (14) days prior to the initial Asset Contribution Date;
“Lien” means any mortgage, pledge, lien, security interest, option agreement, claim, charge or encumbrance of any kind;
“Losses” means all costs, losses, liabilities, damages, claims, demands, proceedings, expenses, penalties, fines and legal and other professional fees;
“Managed Rig” has the meaning given to such term in the Shareholders’ Agreement;
“Marad Consent” has the meaning given in Clause 4.7 (Asset Contribution Closing);
“MOU” means that certain Memorandum of Understanding, dated 1 December 2015, between Saudi Arabian Oil Company and RDC Arabia Drilling, Inc.;
“Non-Rig Inventory” means the Inventory owned by Rowan and not related to a particular Rig, as described in Section 2 of Schedule 2 (Assets);
“Non-Rig Inventory Schedule” means a schedule setting forth each item of Non-Rig Inventory;
“Note” means an interest-free promissory note substantially in the form set forth in Schedule 6 (Form of Note);
“Party” means:

US-DOCS\80810184.2

Exhibit 2.1

(a)	as at the Execution Date, any of Rowan or Saudi Aramco, as appropriate and “Parties” means Rowan and Saudi Aramco; and

(b)
on and from the date the Company, Rowan and Saudi Aramco executes the deed of adherence substantially in the form set forth in Schedule 8 (Form of Agreement of Adherence), any of Rowan, Saudi Aramco or the Company, as appropriate, and “Parties” means Rowan, Saudi Aramco and the Company, and references to “Party” or “Parties” shall include their successors in title, personal representatives and permitted assigns;
“Permits” means any consent, permission, licence, accreditation, classification, approval or other authorisation issued, registration made or exemption granted, pursuant to applicable law;
“Permitted Liens” means the Liens set forth in Schedule 3 (Permitted Liens);
“Project Operations Date” has the meaning given to such term in the Shareholders’ Agreement;
“Purchase Price Shortfall” has the meaning given in Clause 5.12;
“Replacement Rig” means an EXL class rig owned by Rowan which is to be contributed to the Company as a replacement for a Rig which has been materially damaged or which has suffered an Event of Loss, in accordance with this Agreement;
“Replacement Rig Appraisal Procedure” has the meaning given in Part II of Schedule 1 (Valuation of Asset Contribution);
“Rig Contribution Value” has the meaning given in Part II of Schedule 1 (Valuation of Asset Contribution);
“Rig Management Agreement” means the relevant Rig Management Agreement (as defined in the Shareholders’ Agreement) between Rowan and the Company;
“Rigs” means the rigs owned by Rowan and listed in Section 1 of Schedule 2 (Assets) and includes (as the context requires) any Replacement Rigs;
“Rowan” has the meaning given in the Preamble;
“Rowan Group” has the meaning given in Clause 7.1 (Indemnities);
“Rules” has the meaning given in Clause 26.2 (Governing Law and Jurisdiction);
“Saudi Aramco” has the meaning given in the Preamble, provided that in Schedule 13 (Specifications) a reference to Saudi Aramco means Saudi Aramco Customer;
“Saudi Aramco Customer” has the meaning given to such term in the Shareholders’ Agreement;
“Saudi Aramco Group” has the meaning given in Clause 7.1 (Indemnities);
“SCA Survey” means a detailed Systems Condition Assessment conducted by the American Bureau of Shipping or another mutually agreed third party in accordance with the terms of reference set forth on Schedule 4 (SCA Survey Procedures), the costs of which shall be borne equally by Rowan and Saudi Aramco;
“Shareholders” has the meaning given in the Preamble;

US-DOCS\80810184.2

Exhibit 2.1

“Shareholders’ Agreement” means that certain Shareholders’ Agreement relating to the Company, dated as of the date hereof, among Rowan, Saudi Aramco and the Company;
“Shortfall Amount” means, in respect of a Replacement Rig, the difference between the Asset Contribution Value of such Replacement Rig (and its related Assets) and the Asset Contribution Value of the Rig (and its related Assets) for which such Replacement Rig is being contributed as a replacement;
“Specifications” means: (i) in respect of the JB58 Rig, the material specifications set forth on Schedule 13 (Specifications); and (ii) in respect of each Rig other than the JB58 Rig, the material specifications contained in Schedule G of the Saudi Aramco Customer ‘Contract for Offshore Drilling and Workover Rig’ with respect to that Rig;
“SPS” has the meaning given in Part II of Schedule 1 (Valuation of Asset Contribution);
“Standard Cost” means, in respect to any item of consumable stock, a value equal to:

(a)	if the item is deemed a low-value part and is not critical to operations, USD 0; or

(b)	if paragraph (a) above does not apply and an active supplier pricing agreement is in place, the pricing contained within the agreement; or

(c)	if paragraphs (a) and (b) above do not apply and the material master for the item was created within six (6) months of the date of valuation, the quote used to create the material master record; or

(d)	if paragraphs (a) to (c) above do not apply and:

(i)	the item was purchased at least once within twelve (12) months of the date of valuation, the average trailing twelve (12) month purchase price; or

(ii)
paragraph (i) above does not apply or the variance of such purchase prices determined in paragraph (i) above is greater than ten percent (10%), the average of purchases over the last five (5) years, after removing purchase prices greater than two (2) standard deviations from the mean; or

(iii)	the item has not been purchased within the last five (5) years, the last historical price purchased;
“Subsidiary” shall have the meaning given in Clause 1.2(a) (Definitions and Interpretation);
“The Kingdom” means The Kingdom of Saudi Arabia;
“Third Party Claim” has the meaning given in Clause 7.4 (Indemnities);
“Transaction Agreements” has the meaning given to such term in the Shareholders’ Agreement;
“Ultimate Holding Company” means a Holding Company which is not also a Subsidiary;
“USD” means the lawful currency of the United States of America from time to time; and
“Warranties” means the representations and warranties set out in Clause 11 (Warranties).

1.2	In this Agreement, unless the context otherwise requires:

(a)	a company is a Subsidiary of another company, its Holding Company, if:

US-DOCS\80810184.2

Exhibit 2.1

(i)	that other company:

(A)	controls, alone, or, pursuant to an agreement with other members, a majority of the voting rights in it;

(B)	has the right to appoint or remove a majority of its board of managers or directors; or

(C)	has the power to govern the financial and operating policies of the entity under a statue or an agreement; or

(ii)	it is a Subsidiary of a company that is itself a Subsidiary of that other company;

(b)
every reference to Applicable Law shall be construed also as a reference to all other laws made under the Applicable Law referred to and to all such laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other laws from time to time and whether before or after the Execution Date provided that, as between the Parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any Party;

(c)
references to clauses and schedules are references to Clauses of and Schedules to this Agreement, references to sections are references to Sections of the Schedule in which the reference appears and references to this Agreement include the Schedules;

(d)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(e)
references to a “person” include any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(f)	references to a “company” include any company, corporation or other body corporate wherever and however incorporated or established;

(g)	the words “best efforts” shall mean the use of diligence, good faith, and every realistic effort conducted in good faith in a commercially reasonable and prudent manner;

(h)	references to times of the day are to Dhahran time unless otherwise stated;

(i)	where the day on which any act, matter or thing is to be done is a day other than a Business Day, then that act, matter or thing shall be done on or by the next Business Day;

(j)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(k)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(l)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.3	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

US-DOCS\80810184.2

Exhibit 2.1

1.4	Each of the Schedules to this Agreement shall form part of this Agreement.

1.5	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

2.	CONTRIBUTION OF ASSETS

2.1
The Shareholders shall procure that, as soon as practicable following the Formation Date (as defined in the Shareholders’ Agreement), the Company accedes to this Agreement by way of each Shareholder and the Company executing a deed of adherence substantially in the form set forth in Schedule 8 (Form of Agreement of Adherence).

2.2
Subject to the terms and conditions set out in this Agreement and in the Shareholders’ Agreement, Rowan agrees to contribute, transfer and deliver to the Company, free of any Lien, other than Permitted Liens, all of Rowan’s ownership, right, interest in and title to each of the Assets on the applicable Asset Contribution Date (each an “Asset Contribution”).

2.3
As full consideration for the contribution, transfer and delivery to the Company by Rowan of each of the Assets, free of any Lien, other than Permitted Liens, on the applicable Asset Contribution Date, the Company shall enter into subordinated shareholder loan agreements in favour of Rowan, for the issuance of subordinated shareholder loans, with a face value equal to the relevant Asset Contribution Value, subject to, and in accordance with, the terms of this Agreement and the Shareholders’ Agreement.

2.4
The Parties acknowledge and agree that the Asset Contribution Value with respect to a Rig (and its related Assets) set forth in Part I of Schedule 1 (Valuation of Asset Contribution) has been determined by third party valuation experts prior to the Execution Date, in each case in accordance with the MOU. The Parties further acknowledge that an SCA Survey will be conducted for each Rig and delivered to the Parties no more than forty-five (45) days following the Execution Date (the “Initial SCA”).

2.5
If required, the Parties shall procure that the Asset Contribution Value with respect to a Replacement Rig (and its related Assets) shall be determined by third party valuation experts on or before the relevant Asset Contribution Date in accordance with the Replacement Rig Appraisal Procedure.

2.6
The Parties agree that any rigs and related assets, other than the Rigs and other Assets, that may be contributed by Rowan to the Company, shall be contributed under asset transfer and contribution agreements in substantially the same form as this Agreement, unless otherwise agreed between the Parties.

3.	CONDITIONS TO ASSET CONTRIBUTION CLOSING

3.1	Closing of an Asset Contribution in respect of a Rig is conditional upon the following:

(a)
a second SCA Survey having been conducted not more than sixty (60) days prior to the relevant Asset Contribution Date in respect of the Rig to be contributed on the relevant Asset Contribution Date (the “Contribution SCA”);

(b)
Rowan having procured that (i) any Deficiencies identified in the Contribution SCA (as defined in Schedule 4 (SCA Survey Procedures)) have been repaired or rectified, or the relevant system and equipment replaced and (ii) any damage to property or equipment occurring prior to the Asset Contribution Closing Date, where the cost of repairing each incidence of damage is greater than $50,000, has been remedied;

US-DOCS\80810184.2

Exhibit 2.1

(c)
where the Asset Contribution is in respect of a Replacement Rig nominated by Rowan in accordance with Clause 5 (Loss of or Delays in Contributing a Rig), such Replacement Rig being accepted by Saudi Aramco and the Saudi Aramco Customer; and

(d)	no Event of Loss having occurred in respect of the Rig to be contributed on the relevant Asset Contribution Date,
(together, the “Conditions”),
but the Company may waive (either in whole or in part) any of the Conditions set forth in Clauses 3.1(a), 3.1(b) and 3.1(c) (either in whole or in part) at any time by giving written notice to Rowan.

3.2
The Parties shall co-operate fully in all actions necessary to procure the satisfaction of the Conditions including the provision of all information reasonably necessary to make the filings required by Applicable Law to the relevant Government Entity.

3.3
If, in respect of any Rig (i) the Company waives the Condition set forth in Clause 3.1(b), or (ii) the Warranty set out in Clause 11.2(e) is untrue or inaccurate, then Rowan shall reimburse to the Company, on demand, all costs and expenses incurred by the Company following the Asset Contribution Closing Date in remedying any Deficiency (including the costs and expenses incurred by the Company in repairing, rectifying and/or replacing the relevant system and equipment) or repairing such damage. With respect to any and all defects which are classified in the Initial SCA as “Inoperable and Immaterial” (as defined in Schedule 4 (SCA Survey Procedures), Rowan shall have no obligation at any time either to repair or rectify any such defects pursuant to Clause 3.1(b) or to reimburse to the Company any costs and expenses in remedying such defects pursuant to this Clause 3.3. The Parties specifically agree that the Company’s sole compensation for any defects that constitute Hull Degradation shall be pursuant to the Adjusted Asset Contribution Value mechanism described in Section 1.2 of Part II of Schedule 1 (Valuation of Asset Contribution) and Rowan shall have no obligation at any time either to repair or rectify any such defects pursuant to Clause 3.1(b) or to reimburse to the Company any costs and expenses in remedying such defects pursuant to this Clause 3.3.

4.	ASSET CONTRIBUTION CLOSING

4.1
Closing in respect of an Asset Contribution shall take place at the offices of the Company (or at any other place as agreed in writing by the Parties) on the later to occur of the relevant Asset Contribution Date and the date which is five (5) Business Days after the last of the Conditions to be satisfied for such Asset Contribution has been satisfied, or waived in writing by the Company, in accordance with Clause 3 (Conditions to Asset Contribution Closing) (or such other date and place as agreed in writing by the Parties).

4.2	At each Closing:

(a)	Rowan shall deliver to the Company and Saudi Aramco each of the following:

(i)
a certificate from Rowan in the form attached hereto as Schedule 9 (Form of Rowan’s Closing Certificate), dated the applicable Asset Contribution Closing Date, confirming that the relevant Warranties from Rowan are true and correct as at the Asset Contribution Closing Date and enclosing a secretary’s certificate attesting to the due authorization of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(ii)	the documents listed in Schedule 5 (Delivery Documents) in respect of the relevant Assets; and

US-DOCS\80810184.2

Exhibit 2.1

(iii)	possession, custody, control, free of any Liens, other than Permitted Liens, and otherwise on the terms and conditions of this Agreement, of the applicable Assets in The Kingdom;

(b)	where such Asset Contribution is in respect of a Replacement Rig (and its related Assets) whose Asset Contribution Value is:

(i)
less than the Asset Contribution Value of the Rig (and its related Assets) for which it is being contributed as a replacement, Rowan shall pay to the Company an amount equal to the Shortfall Amount; or

(ii)
greater than the Asset Contribution Value of the Rig (and its related Assets) for which it is being contributed as a replacement, Saudi Aramco shall pay to the Company an amount equal to the Shortfall Amount and the Company shall enter into a subordinated shareholder loan agreement in favour of Saudi Aramco, in accordance with the terms of this Agreement and the Shareholders’ Agreement, for the issue of subordinated shareholder loans, with a face value equal to the Shortfall Amount;

(c)
Saudi Aramco shall deliver to the Company and Rowan a certificate in the form attached hereto as Schedule 10 (Form of Saudi Aramco (Non-Contributing) Closing Certificate), dated the applicable Asset Contribution Closing Date, confirming that the relevant Warranties from Saudi Aramco are true and correct as at the Asset Contribution Closing Date and enclosing a secretary’s certificate attesting to the due authorization of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(d)
the Company shall deliver to Rowan and Saudi Aramco a certificate in the form attached hereto as Schedule 11 (Form of Company Closing Certificate), dated the applicable Asset Contribution Closing Date, confirming that the relevant Warranties from the Company are true and correct as at the Asset Contribution Closing Date and enclosing a secretary’s certificate attesting to the due authorization of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(e)
other than where Clause 5.14 applies with respect to such Rig (or, in the case of a Replacement Rig, the Rig in respect of which such Replacement Rig is being contributed as a replacement for), the Company shall enter into the relevant subordinated shareholder loan agreements in favour of Rowan, in accordance with the terms of the Shareholders’ Agreement, for the issuance of subordinated shareholder loans to Rowan with a face value equal to the Asset Contribution Value of those Assets being contributed on the Asset Contribution Closing Date; and

(f)
the Parties (or their duly authorised representatives) shall jointly execute a certificate, dated the Asset Contribution Closing Date, confirming that the Asset Contribution Closing has occurred, in substantially the form of Schedule 12 (Form of Joint Certificate of Asset Contribution Closing).

4.3
Rowan undertakes to procure that any subsisting Permitted Liens to which the Assets are subject are discharged within thirty (30) days after Closing unless the Company specifically agrees otherwise, and Rowan hereby indemnifies the Company and holds it harmless against any Losses suffered by the Company as a result of Rowan’s failure to discharge any Lien (whether a Permitted Lien or otherwise) which subsists over the Assets at the date of Closing.

US-DOCS\80810184.2

Exhibit 2.1

4.4
The documents listed in Schedule 5 (Delivery Documents), other than Item 2 (transcript of Registry) and Item 4 (declaration of class) will be made available to the Company not less than five (5) Business Days before the Asset Contribution Date.

4.5
Any transfer taxes payable in The Kingdom in connection with the transfer of the Assets shall be for the account of the Company, other than in respect of any importation, customs, excise or similar taxes payable in The Kingdom in respect of the transfer of the JB58 Rig, which shall be for Rowan’s account. Any other transfer taxes, fees or expenses incurred in connection with the transfer of the Assets or in closing Rowan’s account (or the account of the legal owner) with the Marshall Islands shall be for Rowan’s account.

4.6
The Company shall be entitled to set off against any amount outstanding under any subordinated shareholder loan agreement in favour of Rowan in accordance with this Agreement and the Shareholders’ Agreement, any unpaid amount which is agreed or determined to be due from Rowan pursuant to this Agreement.

4.7	If the consent of the United States Maritime Administration (“Marad Consent”) is required for the contribution, transfer and delivery of a Rig to the Company:

(a)
Rowan shall use best efforts to procure (so far as it is so able to procure) that the Marad Consent is obtained prior to the Asset Contribution Date of such Rig, including (i) by way of provision of all information reasonably necessary to make the filings required by United States Maritime Administration, (ii) making any self-certification reasonably required by the United States Maritime Administration and (iii) providing and/or maintaining any bonds or surety with the United States Maritime Administration in respect of such Rig; and

(b)
the Company shall use best efforts to procure (so far as it is so able to procure) that the Marad Consent is obtained prior to the Asset Contribution Date of such Rig, including by way of the entry into any contract with the United States Maritime Administration on terms reasonably acceptable to the Company with respect to future transfers or changes in flag, provided, however, that neither the Company, Saudi Aramco nor any of their Affiliates shall be required to pay or commit to pay (or, save as expressly contemplated in this Agreement, incur any obligation in favour of) the United States Maritime Administration or any other person (other than nominal filing or application fees).

4.8
If any required Marad Consent has not been obtained in respect of a Rig prior to the relevant Asset Contribution Closing Date, legal ownership of the applicable Rig shall not be transferred to the Company and shall be retained by Rowan. Notwithstanding the foregoing, it is the intention of the Parties that the Asset Contribution be effective as at the Asset Contribution Closing Date, and that from and after the Asset Contribution Closing Date the Company shall be the beneficial owner of the Rig for all purposes and Rowan shall hold the Rig as nominee or trustee for the benefit of the Company until the Rig has been formally and legally transferred in the name of the Company, which transfer shall be effected no later than five (5) Business Days after the Marad Consent is obtained. It is the intention of the Parties that all the benefits and burdens of ownership of the Rig shall be transferred to the Company on the Asset Contribution Closing Date, and the Parties will use their best efforts to provide to, or cause to be provided to, the Company, to the extent permitted by Applicable Law, the rights, benefits, liabilities and obligations associated with the legal ownership of the Rig, and to take such other actions as are reasonably necessary in order to place the Company, insofar as reasonably possible, in the same position as if the Company were the legal owner of the Rig.

US-DOCS\80810184.2

Exhibit 2.1

4.9
If any Marad Consent in respect of a Rig is not obtained, or becomes incapable of being obtained, by the date which is one hundred and eighty (180) days following the relevant Asset Contribution Closing Date, then the Company may request that Rowan procure that a Replacement Rig (acceptable to Saudi Aramco and the Saudi Aramco Customer) which is not subject to any Marad Consent is contributed in place of such Rig. Rowan shall use reasonable endeavors to contribute such Replacement Rig as soon as practicable, but in any event within one hundred and eighty (180) days of notice from the Company requesting the Replacement Rig. The provisions of Clauses 4.1 to 4.5 shall apply, mutatis mutandis, to the contribution of any such Replacement Rig. On the Asset Contribution Closing Date of such Replacement Rig, the beneficial interest and all the benefits and burdens of ownership of the Rig for which such Replacement Rig is being contributed as a replacement shall be transferred back to Rowan and the Parties shall take all steps reasonably necessary (including the execution and delivery of all documents), to unwind the beneficial transfer of such Rig (which occurred in accordance with Clause 4.8).

4.10
Rowan hereby indemnifies the Company and holds it harmless against any Losses suffered by the Company as a result of any of the Rigs which were subject to Marad Consent (or in respect of which the Company entered into a contract with the United States Maritime Administration as a condition of the acquisition of such Rig) being requisitioned by the United States Maritime Administration or the United States government. If (i) Rowan makes a payment to the Company under this Clause 4.10 and (ii) within twelve (12) months of such payment the Company receives any sum from a third party which it would not have received but for the requisition of such Rig (“Third Party Sum”) and (iii) the receipt of the Third Party Sum was not taken into account in calculating the amount paid by Rowan under this Clause 4.10, and (iv) the aggregate of the Third Party Sum and the amount paid by Rowan exceeds the amount required to compensate the Company in full for its Losses (such excess being the “Excess Recovery”), then the Company shall promptly following receipt of such Third Party Sum repay to Rowan an amount equal to the lower of (x) the Excess Recovery and (y) the amount paid by Rowan under this Clause 4.10, after deducting (in each case) all costs incurred by the Company in recovering the Third Party Sum and all taxes payable by the Company by virtue of its receipt.

5.	LOSS OF OR DELAYS IN CONTRIBUTING A RIG
Event of Loss

5.1
If, for any reason, an Event of Loss occurs in respect of a Rig before the relevant Closing takes place, Rowan shall, subject to Clause 5.2, by giving notice to the Company within thirty (30) days of the occurrence of the Event of Loss, be entitled to provide a Replacement Rig. If Rowan so elects to provide a Replacement Rig, then Rowan shall in accordance with this Agreement be obliged to contribute the Replacement Rig in place of the Rig which suffered an Event of Loss and the relevant Asset Contribution Date (in respect of the Replacement Rig) shall be the later of (i) the date which is ninety (90) days after the date on which Rowan notified the Company that it was electing to provide a Replacement Rig (subject to any extension of such date as notified by the Company to Rowan) and (ii) the relevant Asset Contribution Date for the Rig which suffered the Event of Loss.

5.2
If Rowan fails to give notice of its election to provide a Replacement Rig (as contemplated by Clause 5.1) within thirty (30) days of the occurrence of the Event of Loss or if Saudi Aramco or the Saudi Aramco Customer rejects the Replacement Rig, then the Company shall procure a suitable replacement rig in accordance with the provisions of Clauses 5.10 to 5.13.

5.3	In relation to the Rig in respect of which an Event of Loss occurred, Rowan shall be entitled to retain the insurance proceeds payable under any relevant contract of insurance procured by Rowan.

US-DOCS\80810184.2

Exhibit 2.1

Delay due to a Force Majeure Event

5.4
If as a direct result of a Force Majeure Event (other than an Event of Loss) there is likely to be a delay in Closing in respect of a Rig in excess of ninety (90) days from the relevant Asset Contribution Date, then Rowan shall, subject to Clause 5.5, by giving notice to the Company within thirty (30) days of the occurrence of the Force Majeure Event (or such later date as it first becomes likely that such Force Majeure Event will cause a delay in Closing in excess of ninety (90) days from the relevant Asset Contribution Date), be entitled to provide a Replacement Rig. If Rowan so elects to provide a Replacement Rig, then Rowan shall in accordance with this Agreement be obliged to contribute the Replacement Rig in place of the Rig which is subject to a Force Majeure Event and the relevant Asset Contribution Date (in respect of the Replacement Rig) shall be the date which is the later of (i) ninety (90) days after the date on which Rowan notified the Company that it was electing to provide a Replacement Rig (subject to any extension of such date as notified by the Company to Rowan) and (ii) the relevant Asset Contribution Date for the Rig which is the subject of the Force Majeure Event.

5.5
If Rowan does not elect to provide a Replacement Rig (as contemplated by Clause 5.4) or if Saudi Aramco or the Saudi Aramco Customer rejects the Replacement Rig, then if as a direct result of a subsisting Force Majeure Event (other than an Event of Loss) Closing in respect of a Rig has not occurred within one hundred and eighty (180) days from the relevant Asset Contribution Date, the Company shall procure a suitable replacement rig in accordance with the provisions of Clauses 5.10 to 5.13.

Other delay in delivery of a Rig

5.6
If, for any reason other than as a result of (x) an Event of Loss, (y) a subsisting Force Majeure Event or (z) a delay in obtaining Marad Consent in circumstances where Rowan is complying with its obligations under Clause 4.7, Closing in respect of a Rig does not occur by the date which is sixty (60) days from the relevant Asset Contribution Date (the “Delayed Asset Contribution Date”), then Rowan shall, subject to Clause 5.7, pay liquidated damages to the Company in the amount of:

(a)
[**] (except in the case that the relevant Rig is the GR38, in which case such amount shall be [**]) for each day commencing on the relevant Delayed Asset Contribution Date until the earlier to occur of (i) the date on which all Conditions to be satisfied for the Asset Contribution of the relevant Rig or a Replacement Rig (if any) have been satisfied and Rowan stands ready willing and able to contribute the Rig or Replacement Rig and (ii) the date which is one hundred and twenty (120) days following the relevant Asset Contribution Date (inclusive); and

(b)
[**] (except in the case that the relevant Rig is the GR38, in which case such amount shall be [**]) for each day commencing on the day after the date which is one hundred and twenty (120) days following the relevant Asset Contribution Date until the earlier to occur of (i) the date on which all Conditions to be satisfied for the Asset Contribution of the relevant Rig or a Replacement Rig (if any) have been satisfied and Rowan stands ready, willing and able to contribute the Rig or Replacement Rig and (ii) the date which is one hundred and fifty (150) days following the relevant Asset Contribution Date (inclusive), which amounts the Parties agree are a genuine pre-estimate of the Loss which will be suffered by the Company if the Assets are delivered late. For the avoidance of doubt, if there is an intervening Event of Loss or Force Majeure Event following the Delayed Asset Contribution Date and prior to the Closing in respect of the relevant Rig or Replacement Rig, liquidated damages shall not be payable under this Clause 5.6 from and after the occurrence of such Event

US-DOCS\80810184.2

Exhibit 2.1

of Loss or Force Majeure Event and Rowan shall be entitled to elect to provide a Replacement Rig in accordance with Clause 5.1 or 5.4, as applicable.

5.7
Rowan shall have no obligation to pay liquidated damages under Clause 5.6 if delay in the relevant Closing was due to damage suffered by the Rig (i) while such Rig was in service as a Managed Rig or (ii) as a direct result of the Rig crew acting on direct instructions from the Saudi Aramco Customer in circumstances where such instructions were not consistent with good and prudent offshore drilling practice and, in each case, (x) such damage is not attributable to the gross negligence of Rowan and (y) Rowan is using best efforts to satisfy the Condition in Clause 3.1(b) in respect of the applicable Rig.

5.8
If, for any reason other than as a result of an Event of Loss or a subsisting Force Majeure Event, a Rig suffers material damage which is likely to result in the Closing in respect of that Rig occurring after the Delayed Asset Contribution Date, then Rowan shall, subject to Clause 5.9, by giving notice to the Company within thirty (30) days of the date on which the Rig suffered the relevant material damage, be entitled to provide a Replacement Rig. If Rowan so elects to provide a Replacement Rig, then Rowan shall in accordance with this Agreement be obliged to contribute the Replacement Rig in place of the Rig which has suffered material damage and the relevant Asset Contribution Date in respect of the Replacement Rig shall be the later of (i) ninety (90) days after the date on which Rowan gave the Company notice of its election to provide a Replacement Rig (subject to any extension of such date as notified by the Company to Rowan) and (ii) the relevant Asset Contribution Date of the Rig which suffered material damage. Rowan’s election to provide a Replacement Rig under this Clause 5.8 does not affect its obligation to pay liquidated damages under Clause 5.6.

5.9
If Closing in respect of a Rig does not take place by the date which is one hundred and fifty (150) days following the relevant Asset Contribution Date (where such delay is not due to an Event of Loss, Force Majeure Event or caused by a material breach by the Company of its obligations under this Agreement), including in circumstances where Rowan does not elect to provide a Replacement Rig (as contemplated by Clause 5.8) or Saudi Aramco or the Saudi Aramco Customer rejects a Replacement Rig nominated by Rowan under Clause 5.8, the Company may terminate this Agreement with immediate effect by giving notice to Rowan and Saudi Aramco.

Procurement of replacement rig by the Company

5.10
If the Company is mandated to procure a replacement rig under Clause 5.2 or 5.5, the Company shall use best efforts to acquire a rig which is the same class as, or otherwise substantially similar to, the Rig which Rowan was not able to contribute as a result of an Event of Loss or subsisting Force Majeure and shall, unless otherwise directed by the board of managers of the Company, enter into a rig purchase agreement with respect to such replacement rig. Rowan shall (at no cost to the Company) provide technical assistance to the Company in procuring such suitable replacement rig.

5.11	If the Company enters into, or is to enter into, a rig purchase agreement for a replacement rig in accordance with Clause 5.10:

(a)
Rowan shall pay to the Company, on demand, an amount equal to (x) the Asset Contribution Value of the Rig (and its related Assets) which Rowan was not able to contribute as a result of an Event of Loss or subsisting Force Majeure and the Company shall enter into a subordinated shareholder loan agreement in favour of Rowan in accordance with the terms of the Shareholders’ Agreement, for the issuance of subordinated shareholder loans with a face value equal to the Asset Contribution Value of that Rig (and its related Assets) or (y) where a Note has been issued in respect of the

US-DOCS\80810184.2

Exhibit 2.1

Rig which Rowan was not able to contribute as a result of an Event of Loss or subsisting Force Majeure pursuant to Clause 5.14, the face value of that Note; and

(b)
if the Rig which Rowan was not able to contribute as a result of an Event of Loss or subsisting Force Majeure was SY55 or HB57 (or a Replacement Rig for such rigs), Saudi Aramco shall pay to the Company, on demand, an amount equal to the Asset Contribution Value of the Rig (and its related Assets) which Rowan was not able to contribute as a result of an Event of Loss or subsisting Force Majeure and the Company shall enter into a subordinated shareholder loan agreement in favour of Saudi Aramco, in accordance with the terms of the Shareholders’ Agreement, for the issuance of subordinated shareholder loans with a face value equal to the Asset Contribution Value of that Rig (and its related Assets).

5.12
If the total purchase price of the replacement rig to be acquired by the Company exceeds the aggregate amount paid by Rowan and, if applicable, Saudi Aramco pursuant to Clause 5.11 (the amount by which the purchase price exceeds such aggregate amount being the “Purchase Price Shortfall”), the Company shall use all reasonable endeavours to fund the Purchase Price Shortfall in accordance with the provisions of the Shareholders’ Agreement; provided that (i) for the avoidance of doubt, the Purchase Price Shortfall shall not form part of Rowan’s and Saudi Aramco’s respective Commitment Amounts (as defined in the Shareholders’ Agreement) and (ii) the Company shall not, and Rowan and Saudi Aramco shall procure that the Company shall not, fund any part of the Purchase Price Shortfall from funds available to the Company which are required to be retained to meet the working capital and/or operational requirements of the Company for the then current financial year.

5.13
Following the satisfaction by Rowan of its payment obligations under Clause 5.11 in respect of a replacement rig, Rowan shall have no further obligation under this Agreement to contribute the Rig (and its related Assets) which was not able to be contributed as a result of an Event of Loss or subsisting Force Majeure.

General procedure for delay in contribution of a Rig

5.14	If, for any reason, Closing in respect of the JB58 Rig or BK56 Rig does not occur on the relevant Asset Contribution Date and a Replacement Rig is not contributed on such date:

(a)	Rowan shall issue a Note to the Company for an amount equal to the Asset Contribution Value of those Assets which were not contributed on such Asset Contribution Date; and

(b)
the Company shall enter into a subordinated shareholder loan agreement in favour of Rowan, in accordance with the terms of this Agreement and the Shareholders’ Agreement, for the issuance of subordinated shareholder loans with a face value equal to such Note provided that, notwithstanding the terms of the Shareholders’ Agreement, such subordinated shareholder loans shall not accrue any interest until the earlier to occur of: (x) Closing in respect of such Rig (or a Replacement Rig (if any)); and (y) payment by Rowan of the face value of the Note pursuant to Clause 5.11.

5.15
At Closing of a Rig (or the applicable Replacement Rig (if any)) in respect of which a Note has been issued under Clause 5.14, the Note issued by Rowan shall be extinguished in full satisfaction and discharge for the contribution of the relevant Assets.

5.16	If this Agreement terminates in accordance with Clause 5.9, the Company shall be deemed to have:

(a)	demanded immediate payment of the relevant outstanding Note(s); and

US-DOCS\80810184.2

Exhibit 2.1

(b)	set-off the amount payable in respect of such Note(s) against any amount outstanding under the subordinated shareholder loans issued by the Company in favour of Rowan pursuant to Clause 5.14(b).

6.	CONTRACTS

6.1	Subject to Clause 6.2, from Closing the Company shall, in respect of the Assets contributed on that Closing:

(a)	be entitled to the benefit of the relevant Contracts;

(b)	carry out, perform and complete all the obligations and liabilities to be discharged under the relevant Contracts; and

(c)	indemnify Rowan against all Losses in respect of any failure on the part of the Company to carry out, perform and complete those obligations and liabilities.

6.2
Rowan shall indemnify the Company against all Losses in respect of any act or omission on the part of Rowan in relation to the relevant Contracts at or before Closing. Rowan shall transfer to the Company at Closing all open purchase orders relating to the Rigs and covering items of the type included in Non-Rig Inventory, and the Company shall assume responsibility of payment thereunder. Such open purchase orders are listed in Schedule 7 and shall be deemed closed if goods receipt has occurred prior to initial Asset Contribution Closing Date.

6.3
Insofar as the benefit or burden of any of the Contracts related to or associated with the Assets to be contributed on Closing cannot effectively be assigned to the Company except by an agreement or novation with or consent to the assignment from the person, firm or company concerned:

(a)	Rowan shall use its best efforts to procure the novation or assignment effective as at Closing;

(b)
until the relevant Contract is novated or assigned, Rowan shall hold it in trust for the Company absolutely and the Company shall (if such sub-contracting is permissible and lawful under the Contract), as Rowan's sub-contractor, perform all the obligations of Rowan under the relevant Contract to be discharged after Closing and shall indemnify Rowan against all Losses in respect of any failure on the part of the Company to perform those obligations; and

(c)
until the relevant Contract is novated or assigned, Rowan shall (so far as it lawfully may) give all reasonable assistance to the Company to enable the Company to enforce its rights under the relevant Contract.

6.4
If any contracting third party imposes a condition in a novation or assignment of a Contract or as a term of giving its consent to the Company assuming the rights and obligations of Rowan under such Contract then (provided that Rowan will not be obliged to make any payment, give any security or provide any guarantee as the basis for any such novation, assignment or consent) Rowan and the Company will co-operate in good faith with a view to finding a mutually acceptable means of satisfying the requirements of that third party without varying (otherwise than in any minor terms) the terms of such Contract or this Agreement relating to the rights and obligations to be assumed by the Company.

7.	INDEMNITIES

US-DOCS\80810184.2

Exhibit 2.1

7.1
The Company shall release, defend, indemnify and hold Rowan, its Affiliates, and the employees, officers and directors of Rowan and its Affiliates (the “Rowan Group”) harmless from and against any and all Losses in respect of the ownership or operation of an Asset which accrue or relate to the period from and after the relevant Asset Contribution Closing Date, without regard to the person or entity alleging the Claim including any member of the Company Group or the Saudi Aramco Group, any Government Entity, or any other person or entity, and without regard to the cause or causes of the Loss including any allegation of negligence, breach of contract, violation of Applicable Law, or breach of representation or warranty on the part of any member of the Rowan Group, any allegation that the Assets were in a defective condition prior to the Asset Contribution Closing Date, or any other theory of liability. For purposes of illustration, in the event the Company experiences a blowout the day after the Asset Contribution Closing Date in connection with its operation of a Rig, the Company will, subject to the terms of this Agreement, release, defend, indemnify and hold the Rowan Group harmless from all Claims related to such blowout. Provided that: (i) the Company’s obligation to release, defend, indemnify and hold harmless the Rowan Group in this Clause 7.1 shall not extend to any: (x) Claim by Saudi Aramco, its Affiliates, or any of the employees, officers or directors of Saudi Aramco and its Affiliates (the “Saudi Aramco Group”) or the Company, its Affiliates or any of the employees, officers or directors of the Company and its Affiliates (the “Company Group”) against Rowan under this Agreement or under any Transaction Agreement; or (y) Losses suffered by any member of the Saudi Aramco Group and/or the Company Group for which Rowan is liable under this Agreement or under any Transaction Agreement, and any such Claims and Losses shall not be affected or limited by this Clause 7.1; (ii) in computing the amount of any Losses solely for the purposes of determining the liability of the Company under this Clause 7.1: (x) the amount of any third-party insurance proceeds (less any reasonable third party costs and expenses directly incurred in recovering such amounts) actually received by a member of the Rowan Group in connection with such Losses shall be deducted from such Losses; (y) the amount of recoveries from any third party (less any reasonable third party costs and expenses directly incurred in recovering such amounts) with respect to such Losses actually received by a Rowan Group member shall be deducted from such Losses; and (z) the amount of any actual net reduction in taxes of any Rowan Group member arising from the incurrence or payment of any such Losses shall be deducted from such Losses; and (iii) Losses for the purpose of this Clause 7.1 shall exclude, for the avoidance of doubt, any diminution in the value of the Company, its assets and businesses and/or any impact on Rowan’s expected returns (whether in the form of dividends, debt repayments or otherwise) from the Company.

7.2
Rowan shall release, defend, indemnify and hold the Company Group harmless from and against any and all Losses in respect of the ownership or operation of an Asset which accrue or relate to the period prior to the relevant Asset Contribution Closing Date, without regard to the person or entity alleging the Claim including any member of the Rowan Group or the Saudi Aramco Group, any Government Entity, or any other person or entity, and without regard to the cause or causes of the Loss including any allegation of negligence, breach of contract, violation of Applicable Law, or breach of representation or warranty on the part of any member of the Saudi Aramco Group or any other theory of liability. Provided that: (i) Rowan’s obligation to release, defend, indemnify and hold harmless the Company Group in this Clause 7.2 shall not extend to any: (x) Claim by any member of the Rowan Group or the Saudi Aramco Group against the Company under this Agreement or under any Transaction Agreement; or (y) Losses suffered by any member of the Rowan Group and/or the Saudi Aramco Group for which the Company is liable under this Agreement or under any Transaction Agreement, and any such Claims and Losses shall not be affected or limited by this Clause 7.2; (ii) in computing the amount of any Losses solely for the purposes of determining the liability of the Company under this Clause 7.2: (x) the amount of any third-party insurance proceeds (less any reasonable third party costs and expenses directly incurred in recovering such amounts) actually received by a member of the Company Group in connection with such Losses shall be deducted from such Losses; (y) the

US-DOCS\80810184.2

Exhibit 2.1

amount of recoveries from any third party (less any reasonable third party costs and expenses directly incurred in recovering such amounts) with respect to such Losses actually received by a Company Group member shall be deducted from such Losses; and (z) the amount of any actual net reduction in taxes of any Company Group member arising from the incurrence or payment of any such Losses shall be deducted from such Losses.

7.3
Rowan, Saudi Aramco and the Company shall, and shall procure that the members of the Rowan Group, the Saudi Aramco Group and the Company Group, respectively, take all reasonable steps to mitigate any Claim and/or Losses which potentially fall within the scope of Clause 7.1 or 7.2, including making claims under relevant policies of insurance and claims against relevant third parties.

7.4
For purposes of Clauses 7.4 through 7.6, each of Rowan and the Company shall be referred to (i) in their capacity as the party entitled to seek indemnification under Clause 7.1 or 7.2, as applicable, as the “Indemnified Party” and (ii) in their capacity as the Party required to indemnify the Indemnified Party, as the “Indemnifying Party”. The Indemnified Party, its Affiliates and their respective employees, officers and directors shall be referred to as the “Indemnified Group”. If a Claim arises as a result of, or in connection with, a liability or alleged liability of an Indemnified Group member to a third party (a “Third Party Claim”) for which the relevant Indemnified Group member is or may be entitled to seek protection or recourse from the Indemnifying Party under Clause 7.1 or 7.2, as applicable, then the Indemnified Party shall as soon as reasonably practicable give notice of such Third Party Claim to the Indemnifying Party together with such other reasonable details and information in relation to such claim as are available to members of the Indemnified Group.

7.5
Until the earlier of such time as the Indemnifying Party shall give any notice to the Indemnified Party as contemplated by Clause 7.6 and such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise finally disposed of, the Indemnified Party shall:

(a)
procure that each relevant Indemnified Group member consults with the Indemnifying Party, and takes account of the reasonable requirements of the Indemnifying Party, in relation to the conduct of any dispute, defence, compromise or appeal of the Third Party Claim;

(b)
keep, or procure that each relevant Indemnified Group member keeps, the Indemnifying Party reasonably informed of the progress of the Third Party Claim and provide, or procure that each relevant Indemnified Group member provides, the Indemnifying Party with copies of all documents and other information in the Indemnified Party’s or an Indemnified Group member's possession as is relevant to the Third Party Claim and reasonably requested by the Indemnifying Party, subject to applicable confidentiality restrictions and Applicable Law; and

(c)
procure that no relevant Indemnified Group member shall cease to defend the Third Party Claim or make any admission of liability, agreement or compromise in relation to the Third Party Claim without the prior written consent of the Indemnifying Party.

7.6
The Indemnifying Party may, at any time before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise disposed of, give notice to the Indemnified Party that it elects to assume the conduct of any dispute, compromise, defence or appeal of the Third Party Claim and of any incidental negotiations on the following terms:

US-DOCS\80810184.2

Exhibit 2.1

(a)
the Indemnifying Party shall indemnify the Indemnified Party and each relevant Indemnified Group member against all liabilities, charges, costs and expenses which they may incur in taking any such action as the Company may request pursuant to Clauses 7.6(b) and (c);

(b)
the Indemnified Party shall procure that each relevant Indemnified Group member makes available to the Indemnifying Party such persons and all such information as is relevant to the Third Party Claim and the Indemnifying Party reasonably requests for assessing, contesting, disputing, defending, appealing or compromising the Third Party Claim, subject to applicable confidentiality restrictions and Applicable Law;

(c)
the Indemnified Party shall procure that each relevant Indemnified Group member takes such action to assess, contest, dispute, defend, appeal or compromise the Third Party Claim as the Indemnifying Party may reasonably request and does not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Indemnifying Party; and

(d)
the Indemnifying Party shall keep the Indemnified Party informed of the progress of the Third Party Claim and provide the Indemnified Party with copies of all relevant documents and such other information in its possession as may be requested by the Indemnified Party (acting reasonably).

8.	EMPLOYEES
The transfer of the relevant Employees from Rowan to the Company shall be effected in accordance with the Employee Matters Agreement.

9.	RETENTION AND TRANSFER OF TITLE, RISK OF LOSS

9.1
Title to the applicable Assets is hereby retained by Rowan to the exclusion of the Company, any creditor of the Company and all other persons whomsoever until the applicable Asset Contribution Closing Date, or such later date as legal ownership of the Asset is transferred in accordance with Clause 4.8, if applicable. For the avoidance of doubt, Rowan shall continue to enjoy the right, interest in and title to the applicable Assets during the period between the Execution Date and the applicable Asset Contribution Closing Date, subject to the terms of the Rig Management Agreements (as applicable).

9.2
All of Rowan’s right, interest in and, except as otherwise provided in Clause 4.8, ownership of and title to the applicable Assets shall pass from Rowan to the Company on the applicable Asset Contribution Closing Date.

9.3
The care, custody and control of, and the risk of loss or damage to, the applicable Assets shall pass from Rowan to the Company on the applicable Asset Contribution Closing Date. The Company shall, and shall have sole responsibility to, operate, maintain and repair the applicable Assets after the applicable Asset Contribution Closing Date.

10.	PROVISION OF CERTAIN INFORMATION
To the extent required, each of the Parties shall make available, and shall cause its respective Affiliates to make available, to each other on a reasonable basis, any and all information within its control necessary to investigate, defend against, or otherwise oppose any pending or threatened Claim against any Party or any of such Party’s Affiliates, as the case may be, in connection with the Assets.

11.	WARRANTIES

US-DOCS\80810184.2

Exhibit 2.1

11.1	Each of the Parties hereby warrants to each of the other Parties that as at the Execution Date and on each Asset Contribution Closing Date:

(a)	It is duly organised, validly existing and in good standing under the respective laws of the jurisdiction in which it is organised.

(b)
It has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; that the execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly authorised by all necessary action on the part of such Party.

(c)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with, or result in a breach of any Applicable Law or provision of such Party’s organisational documents or any agreement, document or instrument to which it is subject or by which it or its assets are bound or require the consent or approval (if not already obtained) of any shareholder, partner, equity holder, holder of indebtedness or other person or entity, or contravene or result in a breach of or default under or the creation of any Lien, upon any property under any constitutive document, indenture, loan agreement, lease or other agreement, document or instrument to which a Party is a party, except as would not impair or prevent the Company’s rights to acquire the Assets or materially impair or prevent the Company’s exercise of its rights under this Agreement.

(d)
There is no pending or, to the best of the relevant Party’s knowledge, threatened, action, suit, investigation, arbitration or other proceeding that would materially impair or prevent such Party’s ability to perform its obligations under this Agreement.

(e)
Except with respect to any Marad Consent not obtained prior to the Asset Contribution Closing Date as provided in Clause 4.8, all material authorisations of and material exemptions, actions or approvals by, and all notices to or filings with, any Government Entity that are required by Applicable Law to have been obtained or made by the relevant Party, in connection with the execution and delivery of this Agreement or the performance by it of its material obligations hereunder will have been obtained or made and will be in full force and effect, and all material conditions of any such authorisations, exemptions, actions or approvals will have been complied with.

11.2	Rowan hereby further warrants to the Company in connection with an Asset Contribution that as at the applicable Asset Contribution Closing Date:

(a)	The relevant Asset is in its exclusive possession or under its direct control and that it has good, valid and marketable title to such Asset.

(b)
It holds the relevant Asset free and clear of any and all Liens, other than Permitted Liens, and, except as otherwise provided in Clause 4.8, has the right to transfer all of its ownership, right, interest in and title to such Asset to the Company free and clear of any and all Liens, other than Permitted Liens.

(c)	No Event of Loss has occurred.

(d)
All material Permits that are the responsibility of the owner and operator of the relevant Rig and required to operate the relevant Rig in The Kingdom are held by Rowan, valid and subsisting in all material respects.

US-DOCS\80810184.2

Exhibit 2.1

(e)
The Assets are in compliance with the Specifications; provided that any Rig which is under contract to the Saudi Aramco Customer immediately prior to the applicable Asset Contribution Date shall be deemed to be in compliance with the Specifications inasmuch as the Saudi Aramco Customer has had the opportunity to address material non-compliance with the Specifications between the Initial SCA and applicable Asset Contribution Date.

(f)
There has been no transaction pursuant to or as a result of which any of the Assets is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the law of any relevant jurisdiction.

11.3
As of the Execution Date, each of the Company and Saudi Aramco has conducted a review and analysis of the applicable Assets and acknowledges that the Company, Saudi Aramco and their Affiliates (including, in the case of Saudi Aramco, Saudi Arabian Oil Company) and representatives have been provided access to the personnel, properties, premises and records of Rowan with respect to the Assets. Except for the Warranties expressly set forth in this Agreement, each of the Company and Saudi Aramco acknowledges and agrees that neither Rowan nor any of its Affiliates or any other person acting on their behalf makes any other express or implied representation or warranty with respect to the Assets, including value, performance, longevity, quality or otherwise, or with respect to any other information provided to the Company, Saudi Aramco or their Affiliates, agents or representatives, whether on behalf of Rowan or such other persons, including as to (i) the operation of an Asset by the Company after the applicable Asset Contribution Closing Date or (ii) the probable success or profitability of the ownership, use or operation of an Asset by the Company after the applicable Asset Contribution Closing Date, either individually or in the aggregate. Each of the Company and Saudi Aramco acknowledges that, except for the Warranties and in the circumstances contemplated by Clause 3.3, the Company takes the assets “as is, where is”, without warranties as to fitness, quality and performance. Each of the Company and Saudi Aramco further represents that neither Rowan nor any other person acting on behalf of Rowan has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Assets not expressly set forth in this Agreement.

11.4
Rowan shall not be liable for any Claim for a breach of the Warranty at Clause 11.2(e) to the extent that the matter giving rise to the Claim relates to any defects which are classified in the Initial SCA as “Inoperable and Immaterial” (as defined in Schedule 4 (SCA Survey Procedures).

12.	CONFIDENTIALITY AND ANNOUNCEMENTS

12.1	Subject to Clause 12.2, each Party:

(a)	shall treat as strictly confidential:

(i)	the provisions of this Agreement and the process of their negotiation;

(ii)	in the case of Rowan, any information received or held by Rowan or any of its representatives which relates to the Company or, following an Asset Contribution Closing Date, the relevant Assets;

(iii)
in the case of Saudi Aramco, any information received or held by Saudi Aramco or any of its representatives which relates to the Company or, following an Asset Contribution Closing Date, the relevant Assets; and

US-DOCS\80810184.2

Exhibit 2.1

(iv)	in the case of the Company, any information received or held by the Company or any of its representatives which relates to Rowan or, prior to an Asset Contribution Closing Date, the relevant Assets,
(together “Confidential Information”); and

(b)
shall not, except with the prior written consent of the other Parties (which shall not be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person (other than its representatives in accordance with Clause 12.3) any Confidential Information.

12.2	Clause 12.1 shall not apply to the disclosure of Confidential Information if and to the extent:

(a)
such disclosure is required by any laws, rules, regulations, directives or orders promulgated by any governmental authority or body having, or claiming to have, jurisdiction over the Parties or the operations hereunder;

(b)
the Confidential Information concerned has come into the public domain other than through its fault (or that of its representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 12;

(c)	has been lawfully disclosed to the relevant Party by a third party and that it has acquired free from any obligation of confidence to any other person;

(d)
such disclosure is to its professional advisers and Affiliates in relation to the negotiation, entry into or performance of this Agreement or any matter arising out of the same (provided that such persons are required to treat such information as confidential);

(e)	such disclosure is required to facilitate the obtaining of any consents required for the contribution, transfer and delivery of any of the applicable Assets to the Company; or

(f)	such disclosure is permitted in accordance with the Shareholders’ Agreement.

12.3
Each Party undertakes that it shall (and shall procure that its Affiliates shall) only disclose Confidential Information to a person referred to in Clause 12.2(d) or 12.2(e) where it is reasonably required for the purposes of exercising its rights or performing its obligations under this Agreement and the other Transaction Agreements and only where such persons are informed of the confidential nature of the Confidential Information and provisions of this Clause 12.

12.4
No Party shall make any announcement (including any communication to the public, to any customers, suppliers or employees or their Affiliates) concerning the subject matter of this Agreement without the prior written consent of the other (which shall not be unreasonably withheld or delayed) or where permitted under the terms of the Shareholders’ Agreement.

12.5	The provisions of this Clause 12 shall survive the termination of this Agreement and shall continue for a period of three (3) years therefrom.

13.	FURTHER ASSURANCE
Rowan shall at its own cost, promptly execute and deliver all such documents and do all such things and provide all such information and assistance, as the Company may from time to time reasonably require for the purpose of transferring an Asset and giving full effect to the provisions of this Agreement and to secure for the Company the full benefit of the rights, powers and remedies conferred upon it under this Agreement.

US-DOCS\80810184.2

Exhibit 2.1

14.	ENTIRE AGREEMENT; REMEDIES; AND LIMITATION OF LIABILITY

14.1
This Agreement and the Shareholders’ Agreement set out the entire agreement between the Parties relating to the contribution, transfer and delivery of the Assets and, save to the extent expressly set out in this Agreement, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. This Clause shall not exclude any liability for or remedy in respect of fraudulent misrepresentation.

14.2	If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail unless:

(a)	such other agreement expressly states that it overrides this Agreement in the relevant respect; and

(b)	Rowan and Saudi Aramco are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

14.3	The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Applicable Law.

14.4
In connection with this Agreement, no Party shall be liable to any other Party for any Consequential Damages. This Clause 14.4 shall not limit or exclude a Party’s right to recover any Losses suffered or incurred as a result of, or in connection with, a Third Party Claim in accordance with Clause 7, or a claim in accordance with Clause 4.10.

15.	WAIVER AND VARIATION

15.1
A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Applicable Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Applicable Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

15.2	A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

15.3
No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the Parties to this Agreement. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

16.	INVALIDITY
Where any provision of this Agreement is or becomes illegal, invalid or unenforceable under Applicable Law then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

US-DOCS\80810184.2

Exhibit 2.1

17.	NOTICES

17.1
Any notice or other communication to be given under this Agreement shall be given in writing in the English language and may be delivered in person (to the person designated to act and/or receive notice on behalf of the relevant Party) or sent by prepaid trackable courier service, or email to the relevant Party at the following addresses or such other address or email address as the relevant Party may notify the other Parties in writing from time to time (a “Notice”):

(a)	If to Rowan:
For the attention of:    General Counsel

Address:	2800 Post Oak Boulevard
Suite 5450
Houston, Texas 77056
E-mail address:    meltre@rowancompanies.com
with a copy to:
Name:    Rowan Companies plc
For the attention of:    Rowan Legal

Address:	2800 Post Oak Boulevard
Suite 5450
Houston, Texas 77056

E-mail address:    legal@rowancompanies.com

(b)	If to Saudi Aramco:
For the attention of:    VP New Business Development

Address:	Saudi Aramco Al Midra Building, RM E-907A
Dhahran, 31311
Kingdom of Saudi Arabia
E-mail address:    yasser.mufti@aramco.com
with a copy to:
For the attention of:    General Counsel

Address:	Saudi Aramco Main Administration Building; RM 335
PO Box 5000
Dhahran, 31311
Kingdom of Saudi Arabia
E-mail address:    nabeel.mansour@aramco.com

(c)
If to the Company after the date on which it has acceded to this Agreement, then in accordance with the notice details specified in the deed of adherence to be entered into by the Company in accordance with clause 2.1.

US-DOCS\80810184.2

Exhibit 2.1

17.2
Any such Notice sent as aforesaid shall, if sent by email, be deemed delivered on the date of sending, if transmitted before 5.00 pm (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of sending. In proving service of a Notice by email, it is sufficient to prove that the email was properly addressed and transmitted by the sender's server into the network and there was no apparent error in the operation of the sender's email system.

18.	COSTS
Except as otherwise provided in this Agreement, each Party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement.

19.	NO SET-OFF
Unless otherwise expressly allowed under this Agreement, every payment payable under this Agreement shall be made in full without any set-off or counterclaim howsoever arising and shall be free and clear of, and, save as required by Applicable Law, without deduction of, or withholding for or on account of, any amount which is due and payable to any Party under this Agreement or any other Transaction Agreement.

20.	COUNTERPARTS
This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

21.	ENGLISH LANGUAGE
This Agreement and all related documents, instruments and other materials relating hereto (including notices, demands, requests, statements, certificates or other documents or communications) shall be in the English language, unless agreed otherwise by the Parties.

22.	TERMINATION AND SURVIVAL

22.1
The termination of this Agreement shall not affect any accrued rights or liabilities of any Party in respect of any non-performance or breach of any obligation under this Agreement which occurred prior to its termination.

22.2
In respect of Asset Contributions made before termination of this Agreement, the following Clauses shall survive the termination of this Agreement, together with any other provisions which are expressed or intended to survive: Clauses 1 (Definitions and Interpretation), 4.3, 4.9 and 4.10 (Asset Contribution Closing), 6 (Contracts), 7 (Indemnities), 12 (Confidentiality and Announcements) (for a period of three (3) years from the date of termination), 14 (Entire Agreement; Remedies; and Limitation of Liability), 17 (Notices) and 26 (Governing Law and Jurisdiction).

23.	NO PARTNERSHIP OR AGENCY
Nothing in this Agreement shall be deemed to constitute a partnership between the Parties, nor constitute any Party constituting or becoming in any way the agent of another Party for any purpose.

24.	FORCE MAJEURE EVENTS

US-DOCS\80810184.2

Exhibit 2.1

24.1
Subject to Clauses 5.1 to 5.5 and 5.11 (Loss of or Delays in Contributing a Rig), if a Party (the “Affected Party”) is directly prevented or delayed from performing any of its obligations under this Agreement (other than an obligation to pay money which shall not be subject to relief pursuant to this Clause) by reason of a Force Majeure Event, the Affected Party shall not be liable for any delay or non-performance of those obligations which are affected by the Force Majeure Event during the period and to the extent that such obligations are prevented or delayed.

24.2
For the purposes of this Agreement, “Force Majeure Event” shall mean any circumstances beyond the reasonable control or ability of a Party to avoid, acting prudently and reasonably and without the fault or negligence of the Party affected by such circumstance that directly prevents or delays the performance of such Party’s obligations under this Agreement, including the following to the extent only that the foregoing requirements are satisfied in respect thereof:

(a)	natural disasters or acts of God, such as flood, fire, storm, cyclone, earthquake, or freezing temperature;

(b)	acts of war or insurrection, such as declared or undeclared war, civil war, uprising, guerrilla activity, riot, acts of terrorism, or any other hostile act;

(c)	shortage or non-availability of materials, parts, labour or transportation generally;

(d)	labour disputes or any other labour conflict (not involving solely the employees of that Party);

(e)
Government action, such as laws, rules, regulations, directives or orders promulgated by any governmental authority or body having, or claiming to have, jurisdiction over the Parties or the operations hereunder;

(f)	Government inaction, such as failure or delay in granting import licenses or other Government permits or authorisations required to perform the activities contemplated hereby; and

(g)
any other cause beyond the reasonable control of the Party claiming that its performance obligations have been affected by a Force Majeure Event, similar to or different from those already mentioned above; provided, always, that lack of funds shall not be interpreted as a cause which is not of a Party’s making nor within a Party’s reasonable control.

24.3
As soon as reasonably practicable after the start of the Force Majeure Event, the Affected Party shall notify the other Parties in writing of the act, event, or circumstance which constitutes a Force Majeure Event, the date on which such act, event or circumstance commenced and the effect of the Force Majeure Event on the Affected Party’s ability to perform its obligations under this Agreement.

24.4	The Affected Party shall use its best efforts to mitigate the effects of the Force Majeure Event on the performance of its obligation under this Agreement.

24.5
Force Majeure Events shall not include any failure by a Party to make payment when due, failure of performance by any contractor or subcontractor where such failure is not caused by an event that would qualify hereunder as a Force Majeure Event or the acts or omissions of any Affiliate of a Party which is not caused by an event that would qualify hereunder as a Force Majeure Event.

US-DOCS\80810184.2

Exhibit 2.1

24.6
As soon as reasonably practicable after the end of the Force Majeure Event, the Affected Party shall notify the other Parties in writing that the Force Majeure Event has ended and such Affected Party shall resume performance of its obligations under this Agreement.

24.7
None of the Parties shall be released from any of its obligations under this Agreement as a result of a Force Majeure Event. This Agreement shall remain in effect for the duration of a Force Majeure Event.

25.	COMPLIANCE WITH APPLICABLE LAWS

25.1	Each Party shall perform its respective obligations and exercise its respective rights pursuant to this Agreement in compliance with all Applicable Laws.

25.2
Each Party shall monitor changes in Applicable Laws relevant to the performance of their obligations under this Agreement and shall notify the other Parties of any change in Applicable Laws which may require a change to this Agreement.

26.	GOVERNING LAW AND JURISDICTION

26.1	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of The Kingdom.

26.2
The Parties irrevocably agree that any Dispute shall be referred to and finally resolved by arbitration under the LCIA Arbitration Rules (the “Rules”), which Rules are incorporated by reference into this Clause. There shall be a panel of three (3) arbitrators appointed in accordance with such Rules as in effect on the date hereof. The language of the arbitration shall be English and the place of arbitration shall be the Dubai International Financial Centre. The award or decision of the arbitrators shall be final, binding upon the Parties and non-appealable. Judgment upon the award or decision rendered by the arbitrators may be entered in any court having competent jurisdiction.

26.3
For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

US-DOCS\80810184.2

Exhibit 2.1

This Agreement has been entered into on the date stated at the beginning of it.

SAUDI ARAMCO DEVELOPMENT COMPANY
By:	/s/ Yasser M. Mufti
Name:	Yasser M. Mufti
Title:	Chairman of the Board of Directors

In the presence of:
Signature of witness	/s/ Majid A. Mufti
Name of witness	Majid A. Mufti
Address of witness	Dhahran
Occupation of witness	Head of Upstream Transactions

ROWAN REX LIMITED
By:	/s/ Thomas P. Burke
Name:	Thomas P. Burke
Title:	Director and President

In the presence of:
Signature of witness	/s/ Hisham Al-Shehri
Name of witness	Hisham Al-Shehri
Address of witness	Dhahran
Occupation of witness	Drilling Eng.

US-DOCS\80810184.2